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                                                                EXHIBIT 99.1

FOR IMMEDIATE RELEASE

            SAFE TECHNOLOGIES INTERNATIONAL, INC. ANNOUNCES
                  CONTRACT TO DEVELOP A WEB SITE FOR
          LATIN AMERICA DIVISION OF ORACLE CORPORATION (ORCL)


PALM BEACH, FL., March 10, /PRNewswire/---Safe Technologies International, Inc., (OTC: SFAD) announced today that their wholly owned Internet subsidiary, Internet Associates International, Inc., based in Boca Raton, Florida have contracted with and are in process of developing a web site for the Latin America Division (LAD) of Oracle Corporation.

Oracle Corporation is the world's second largest software company and the leading supplier of software for enterprise information management. Oracle offers it's database, tools and applications products, along with related consulting, educational, and support services in more than 145 countries around the world. The LAD Legal web site will be utilized for internal Oracle clients who want access to business and legal information that applies directly to Latin America and the Caribbean. The Oracle LAD Legal Department provides legal advice to the region on a continual basis, daily, and is actively involved in the negotiation and preparation of legal documents.

Brad Tolley, VP of SFAD Investor Relations said, "we are very bullish about IAI, our new acquisition company, and the creativity and experience Ms. Randi Swatt, IAI's President, and her staff bring to the marketplace on behalf of their clients. IAI is an experienced Internet Marketing and Web Site Development firm specializing in the development, marketing, and hosting of Web sites, as well as the training of Web developers. IAI owns and maintains five Internet Servers, on location, with direct redundant T-1 connections to the Internet."

Mr. Tolley said "IAI's penetration into the Latin American marketplace has already been significant and IAI is strategically planning to push further into Latin America, an area of the world where there is larger potential for Internet development, than Europe. IAI intends to utilize their South Florida location gateway, as a technical base in securing their proportionate market share of, reportedly, 'millions' of potential web development clients."


Safe Technologies International, Inc., (OTC: SFAD), based in Palm Beach, Florida, is a multi-faceted company with multiple areas of growth concentrations: Internet, Technology, and Health Care/Wellness.


    SOURCE:         Safe Technologies International, Inc.,(SFAD)
    CONTACT:        Brad Tolley VP Investor Relations
    TEL:            561-832-2700
    EMAIL:          investor.relations@safetechnologies.com
    HTTP://         www.safetechnologies.com

Forward-Looking Statements: Except for the historical information contained herein, this news release may contain forward looking statements within the meaning of Section 27A of the Securities Act of l934, as amended, that may involve risks and uncertainties, including unproven market for SFAD's products and services, the availability of suitable financial resources, the availability of management, as well as other risks detailed from time to time in the Company's SEC reports, including reports on Form 10KSB for the year ended November, 1997 and Form 10-QSB for the quarter ended September 30, 1998.